Exhibit 99.1

Segmentz, Inc. Phase II Restructuring Plan on Schedule

FOR IMMEDIATE RELEASE

Company Contact:

Segmentz, Inc.

Jeff Curry

269-695-4955

TAMPA, FL–July 5, 2005–Segmentz, Inc. (AMEX: SZI), a provider of transportation and logistics management services to a select client base ranging from mid-sized to Fortune 500 companies, announced today that it has completed the sale of assets from the Temple Trucking business unit (“Temple”) to TTSI Holdings, Inc as of July 1, 2005.

TTSI Holdings and Paul Temple will purchase certain assets of approximately $330,250 in value and receive a $250,000 line of credit for one year at a rate of 6 percent, secured by accounts receivable of TTSI Holdings, Inc. TTSI Holdings Inc. and Mr. Temple will pay Segmentz Inc. (“Segmentz”) the fair market value of the assets through a $105,000, six-year term note at a rate of 6 percent and 265,000 shares of Segmentz, Inc. common stock. Furthermore, Paul Temple released Segmentz from any and all earn-out obligations under an asset purchase agreement between Segmentz, Paul Temple, and Temple Trucking Services, Inc., dated November 22, 2004. Equipment leases, property leases, and all employment contracts associated with the original Temple Trucking Services asset purchase agreement and certain additional leases have been assumed by TTSI Holdings, Inc.

The immediate cash requirements to fund this transaction will be aided by the funding provided through the sale of the former Dasher headquarters in Lexington, Kentucky. Furthermore, management noted that cash flows will be bolstered by the collection of Temple’s accounts receivable balances as of July 1, 2005.

Mr. Welch, Chief Executive Officer, commented, “The sale of this business unit, the sale of our building in Lexington and the decrease in the outstanding accounts receivable balances, along with our existing cash balances, provide sufficient capital to execute the Company’s strategy for the foreseeable future. We do not believe we have the need to raise additional capital to fund expected operations. This transaction is another significant step in our strategy to focus our endeavors in expedited and premium transportation. Paul Temple operates a first-class pick-up and delivery business, but we found the synergies between Temple and our expedited business were not providing significant enough benefit to our customers. Furthermore, it is our desire to align our growth with owner operators, and this pick up and delivery business is better suited in an asset based model.”

As part of the reorganization, the Company is transitioning its corporate headquarters from Tampa, Florida to Buchanan, Michigan, and Mr. Andrew Norstrud, the Company’s Chief Financial Officer, has elected to not relocate his family to Michigan and thus Andrew Norstrud and the Company has come to a mutual agreement to terminate his employment contract. Andrew Norstrud will continue to function as the Chief Financial Officer as an at will employee under the same salary and benefits.

Mike Welch, commented, “Andy has greatly assisted the Company with mergers and acquisitions, financial reporting, capital raising and investor relations over the past few years. While we are disappointed he will not be part of our long-term strategy, however we understand his desire to remain in Florida and wish him the best in his future endeavors.”

About Segmentz, Inc.

Segmentz, Inc. is a provider of premium transportation and logistics management services to its target client base, ranging from mid-sized to Fortune 500 companies. The Company’s services place an emphasis on ground expedited, air expedited and special handling services. Other services include: regional trucking, dedicated delivery and supply chain management services. The Company operates a network of terminals in the Southeast and Midwest United States. All these Company services focus on same-day and next-day pick up and delivery, transporting the freight in exclusive use trucks. The Company is committed to a strategy of continued growth through a non-asset based model. The Company has a state of art 24/7 call center utilizing a world-class communications technology and dispatch infrastructure that covers the 48 states and Canada. Segmentz, Inc. is publicly traded on the American Stock Exchange under the symbol SZI. For more information about Express-1 visit www.express-1.com, and for more information about Segmentz visit www.segmentz.com.

Forward-Looking Statements

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those predicted in any such forward-looking statement include our ability to continue to lower our costs, our timely development and customers’ acceptance of our transportation products, including acceptance by key customers, pricing pressures, rapid technological changes in the industry, growth of the transportation and third party logistics market, increased competition, our ability to attract and retain qualified personnel, our ability to identify and successfully consummate future acquisitions; adverse changes in customer order patterns, adverse changes in general economic conditions in the U.S. and internationally, risks associated with foreign operations and political and economic uncertainties associated with current world events. These and other risks are detailed from time to time in Segmentz periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its report on Form 10-KSB for its fiscal year ended December 31, 2004.